UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 30, 2009
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sale of Serial Product Line Assets to Quatech, Inc.

On September 30, 2009, Socket Mobile, Inc. (the "Company") entered into an Asset Purchase Agreement, pursuant to which the Company simultaneously sold its SocketSerial product line to Quatech Inc. ("Quatech"), a wholly owned subsidiary of DPAC Technologies Corp. and manufacturer of wireless machine-to-machine networking and device connectivity systems. Quatech's purchase of the assets from the Company was made with interim financing provided by Development Capital Ventures, LP. Under the terms of the Asset Purchase Agreement, Quatech acquired for the sum of $500,000 all rights, title and interest in the Company's serial products business including related product designs, the SocketSerial brand name and SocketSerial website under which the serial products were marketed by the Company. $450,000 of the purchase price was paid at the time of the closing of the transaction. The remaining $50,000 of the purchase price is contingent and payable upon the attainment by Quatech of quarterly revenue from the sale of SocketSerial products of at least $250,000 in any quarter through the quarter ending December 31, 2010. The Company will recognize $450,000 ($0.12 per share) as a gain on sale of assets in its reported results for the quarter ended September 30, 2009. The Company will use the proceeds from the transaction for working capital purposes.

SocketSerial product line sales for the quarter ended June 30, 2009 were $229,000 or approximately 5.5 percent of the Company's revenues for that quarter. The products in the SocketSerial product line consist of a CompactFlash serial card, a PC serial card, a PC dual serial card, and a PC serial card, all with fixed and removable cable models. Also included are the Company's USB to Serial Adapter, USB to Ethernet Adapter and Cordless Serial Adapter. Quatech intends to continue to manufacture and distribute the SocketSerial product line and will assume existing customer support responsibilities.

Each of the Company and Quatech made customary, representations, warranties and covenants in the Asset Purchase Agreement. Each of the Company and Quatech also agreed to indemnify the other party for losses arising out of breaches of such party's representations, warranties and covenants and certain other liabilities.

The Company also agreed for a period of three years that it will not (a) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any other party engaged in the serial card business, (b) directly or indirectly contact any customer of the serial card business or any customer of Quatech for the purpose of soliciting such customer to purchase, lease or license a product or service that would be in competition with those products or services made, rendered, offered or under development by Quatech, or (c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Quatech and any of its employees or solicit an employee of Quatech to terminate employment with Quatech and become self-employed or employed with others in the same or similar business.

In connection with the sale and purchase of the serial products business, the Company and Quatech also entered into a Supply and Licensing Agreement pursuant to which the Company will (i) supply Quatech with its proprietary HIS3 interface chip used in the serial products, (ii) license its Bluetooth software to Quatech for use in the Cordless Serial Adapter, and (iii) supply a limited quantity of the Cordless Serial Adapter product currently held in the Company's inventory.

The foregoing descriptions of the Asset Purchase Agreement and Supply and Licensing Agreement are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively and incorporated herein by reference.

The Company and Quatech announced the transactions described above in a press announcement dated October 1, 2009, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of September 30, 2009, among Socket Mobile, Inc., Development Capital Ventures, LP and Quatech Inc.
10.2	Supply and Licensing Agreement Between Quatech, Inc. and Socket Mobile, Inc.
99.1	Press release dated October 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: October 6, 2009	By: /s/	David W. Dunlap

David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of September 30, 2009, among Socket Mobile, Inc., Development Capital Ventures, LP and Quatech Inc.
10.2	Supply and Licensing Agreement Between Quatech, Inc. and Socket Mobile, Inc.
99.1	Press release dated October 1, 2009